EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of Lattice Incorporated of our report dated March 9, 2007, relating to our audits of the financial statements appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 9, 2007 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern. We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ Peter C. Cosmas Co., CPAs

Peter C. Cosmas Co., CPAs
October 3, 2007